Exhibit 99.1

1505 Tyrell Lane, Boise, ID 83706
	Tel: 208.424.1027	Fax: 208.424.1030

TRADING SYMBOLS:		September 8, 2010
In the United States: NYSE Amex: HTM and in Canada: TSX: GTH

U.S. GEOTHERMAL ANNOUNCES STRATEGIC
INVESTMENT BY ENBRIDGE IN NEAL HOT SPRINGS

PROJECT CONSTRUCTION ACCELERATING

Boise, Idaho – September 8, 2010 (NYSE Amex: HTM, TSX: GTH) U.S. Geothermal Inc., a leading renewable energy company focused on the development, production and sale of electricity from geothermal energy, announced today that it has entered into a strategic and financial partnership with Enbridge (U.S.) Inc. ("Enbridge"), a subsidiary of Enbridge Inc, a NYSE and TSX-listed company with a market capitalization of $18.75 billion. The partnership involves Enbridge investing up to US$23.8 million in the 35 megawatt ("MW") Neal Hot Springs geothermal project in eastern Oregon.

Enbridge transports and distributes energy across North America, and operates the world's longest crude oil and liquids transportation system. The company, which is headquartered in Calgary, Alberta, has expanding interests in green energy technologies, including wind and solar energy, hybrid fuel cells and waste heat recovery projects.

The Enbridge equity investment in the Neal Hot Springs project will fully fund the remaining equity share of the construction costs, with the balance of the construction costs being funded by the previously announced U.S. Department of Energy ("DOE") conditional commitment for a project loan. Subject to adjustment, Enbridge will acquire 20% direct ownership interest in the project and will receive 24% of the Investment Tax Credit cash grant. U.S. Geothermal has now already invested approximately $13.0 million in USG Oregon LLC, its subsidiary that owns the project. A total of up to $36.8 million in equity, together with up to $102.2 million of project debt provided under the loan guarantee program from the DOE, is now invested in or available for completion of the $124.3 million project.

"Our strategic partnership with Enbridge assures full financing for the successful construction and operation of the Neal Hot Springs geothermal project," said Daniel Kunz, President and Chief Executive Officer of U.S. Geothermal Inc. "We look forward to a long and successful partnership with Enbridge on this and potentially other geothermal projects in our portfolio. Upon achieving commercial operation, Neal Hot Springs will be our third operating geothermal asset and will build upon our track record of successfully developing our existing pipeline of quality resources".

"Enbridge is already heavily involved in renewable and alternative energy projects through our interests in 810 megawatts of wind, solar, waste heat recovery and fuel cell projects," said Patrick D. Daniel, Enbridge’s President and CEO. "This investment is our initial entry into geothermal energy, which we think has an important role to play in North America’s shift toward a greener energy production mix. We look forward to our relationship with U.S Geothermal and the potential that we may find further opportunities to partner together"

At Neal Hot Springs, USG Oregon LLC is constructing a new modular, air-cooled binary cycle power plant manufactured by TAS Energy Inc. of Houston, Texas, with gross capacity of 35 MWs and an average annual output subject to seasonal and other variations of 23 net MWs of electricity. Fixed-price equipment supply and firm-price construction prices for the plant and the other associated costs have been secured from the equipment supplier and the construction contractor. The anticipated commercial operations date is the fourth quarter of 2012.

Website: www.usgeothermal.com	NYSE Amex: HTM	TSX: GTH

The Neal Hot Springs development project is the first geothermal project to be offered a conditional commitment for a loan guarantee under DOE’s Title XVII loan guarantee program, which was created by the Energy Policy Act of 2005 to support the deployment of innovative clean energy technologies. Issuance of the loan guarantee is subject to the satisfaction of certain conditions precedent. Once issued, the DOE loan guarantee will guarantee the project loan from the U.S. Treasury’s Federal Financing Bank. Up to 25 MWs of the electrical output from the Neal Hot Springs project is sold through 2032 under the terms of a previously announced power purchase agreement with Idaho Power Company, a subsidiary of IdaCorp.

BofA Merrill Lynch acted as the exclusive placement agent, and Brownstein Hyatt Farber Schreck, LLP advised U.S. Geothermal in regards to this transaction.

About U.S. Geothermal Inc.:

U.S. Geothermal Inc. is a leading renewable energy development company that is operating geothermal power projects at Raft River, Idaho and San Emidio, Nevada. The Neal Hot Springs project will be the company’s third operating power project. The company holds geothermal energy rights to 69,500 acres comprising six advanced stage geothermal development projects. The San Emidio project is currently undergoing construction of a new 8.6 net MW binary cycle power plant.

About Enbridge:

Enbridge Inc. is a North American leader in energy delivery and one of the Global 100 Most Sustainable Corporations. As a transporter of energy, Enbridge operates, in Canada and the U.S., the world's longest crude oil and liquids transportation system. The Company also has a growing involvement in the natural gas transmission and midstream businesses, and is expanding its interests in green energy technologies, including wind and solar energy projects, hybrid fuel cells and carbon dioxide sequestration. As a distributor of energy, Enbridge owns and operates Canada's largest natural gas distribution company and provides distribution services in Ontario, Quebec, New Brunswick and New York State. Enbridge employs almost 6,500 people, primarily in Canada and the U.S. The Company’s common shares trade on the Toronto and New York stock exchanges under the symbol ENB. For more information, visit www.enbridge.com.

FOR ADDITIONAL INFORMATION PLEASE CONTACT:
Saf Dhillon - Investor Relations	Please visit our Website at: www.usgeothermal.com
U.S. Geothermal Inc.
Tel: 866-687-7059
Fax: 208-424-1030
saf@usgeothermal.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated development of San Emidio, including financing, megawatt output and schedule. These statements are based on U.S. Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described, including but not limited to, completion of the definitive agreements with Enbridge, application for and approval of long-term financing from the DOE. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The NYSE Amex and the Toronto Stock Exchange do not accept responsibility for the adequacy of this release.

U.S. Geothermal Inc.	1505 Tyrell Lane, Boise, ID 83706	208-424-1027
www.usgeothermal.com